SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

DATED NOVEMBER 19, 2012

BY AND AMONG

ORACO RESOURCES, INC. (ORACO), a Nevada corporation,

ORACOM, INC. (ORACOM), a Nevada corporation

AND

IALARM, INC. (IALARM), a Utah corporation.

i

TABLE OF CONTENTS

RECITALS 1
ARTICLE 1. Definitions 1
Section 1.1                      Exchange of Shares 1
Section 1.2                      Other Definitions 4
ARTICLE 2. Exchange of Shares 4
Section 2.1                      Exchange of Shares 4
Section 2.2                      Restrictive Legend 4
Section 2.3                      Closing 4
ARTICLE 3. Representations and Warranties of IALARM 4
Section 3.1.                      Organization and Qualification 4
Section 3.2.                      Capitalization 5
Section 3.3.                      Authority and Validity 5
Section 3.4.                      No Breach or Violation 5
Section 3.5.                      Consents and Approvals 6
Section 3.6.                      Intellectual Property 6
Section 3.7.                      Compliance with Legal Requirements 6
Section 3.8                       Litigation 6
Section 3.9.                      Taxes 6
Section 3.10.                    Books and Records 6
Section 3.11.                    Brokers or Finders 6
Section 3.12.                    Purchase for Investment 6
Section 3.13.                    Investment Experience 7
Section 3.14.                    Liabilities 7
Section 3.15.                    Information 7
Section 3.16.                    Restricted Securities 7
Section 3.17.                    Disclosure 7
ARTICLE 4. Representations and Warranties of ORACO 7
Section 4.1.                      Organization and Qualification 7
Section 4.2.                      Capitalization 7
Section 4.3.                      Authority and Validity 7
Section 4.4.                      No Breach or Violation 7
Section 4.5.                      Consents and Approvals 9
Section 4.6.                      Compliance with Legal Requirements 9
Section 4.7.                      Litigation 9
Section 4.8.                      Environmental Matters. 9
Section 4.9.                      Reliance Upon Representations and Warranties of IALARM 9
ARTICLE 5. Covenants of IALARM 9
Section 5.1.                      Additional Information 9
Section 5.2.                      Continuity and Maintenance 10
Section 5.3.                      Consents and Approvals 10
Section 5.4.                      Notification of Certain Matters 10
Section 5.5.                      Company Schedules and Signature Pages 10
Section 5.6.                      Payment of Costs of Transaction 10
Section 5.7.                      Issuance of Additional Shares 10

  ii

ARTICLE 6. Covenants of ORACO 10
Section 6.1.                      Additional Information 11
Section 6.2.                      No Solicitations 11
Section 6.3.                      Continuity and Maintenance 11
Section 6.4.                      Consents and Approvals 11
Section 6.5.                      Notification of Certain Matters 11
Section 6.6.                      Further Information 11
ARTICLE 7. Conditions Precedent to Obligations of ORACO and ORACOM 11
Section 7.1.                      Accuracy of Representations 11
Section 7.2.                      Covenants 12
Section 7.3.                      Consents and Approvals 12
Section 7.4.                      Delivery of Documents 12
Section 7.5.                      No Material Adverse Change 12
Section 7.6.                      Delivery of Company Shares 12
ARTICLE 8. Conditions Precedent to Obligations of IALARM 12
Section 8.1.                      Accuracy of Representations 12
Section 8.2.                      Covenants 13
Section 8.3.                      Consents and Approvals 13
Section 8.4.                      Termination of Liabilities 13
Section 8.5.                      Outstanding Securities 13
Section 8.6.                      Delivery of Documents 13
Section 8.7.                      No Material Adverse Change 14
ARTICLE 9. Indemnification 14
Section 9.1.                      Indemnification by IALARM 14
Section 9.2.                      Indemnification by ORACO and ORACOM 14
Section 9.3.                      Notice of Indemnifying Party 14
Section 9.4.                      Defense by Indemnifying Party 14
ARTICLE 10 Termination 15
Section 10.1                      Termination 15
Section 10.2                      Effect of Termination 16
ARTICLE 11 Miscellaneous 16
Section 11.1                      Parties Obligated and Benefited 16
Section 11.2                      Publicity 16
Section 11.3                      Notices 16
Section 11.4                      Attorney’s Fees 17
Section 11.5                      Headings 17
Section 11.6                      Choice of Law 17
Section 11.7                      Rights Cumulative 17
Section 11.8                      Further Actions 18
Section 11.9                      Counterparts 18
Section 11.10                    Entire Agreement 18
Section 11.11                    Survival of Representations 18

  iii

SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

THIS SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION, dated as of November 19, 2012 (the “Agreement”), by and among Oraco Resources, Inc., a Nevada corporation (“ORACO”), Oracom, Inc., a Nevada corporation and wholly-owned subsidiary of ORACO (“ORACOM”), and iAlarm, Inc., a Utah corporation (“IALARM”).  Together, ORACO, ORACOM and IALARM are referred to collectively as the “Parties.”

RECITALS:

WHEREAS, ORACOM desires to acquire all of the issued and outstanding Shares of IALARM (the "IALARM Shares") as of the Closing (as defined herein) in exchange (the “Exchange”) for the issuance by ORACO of 1,000,000 shares of restricted common stock, $0.001 par value per share (“ORACO Common Stock”), pursuant to the terms and conditions set forth below; and

WHEREAS, ORACO, ORACOM and IALARM desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1	Certain Definitions. The following terms shall, when used in this Agreement, have the following meanings:

“Affiliate” means, with respect to any Person: (i) any Person directly or indirectly owning, controlling, or holding with power to vote 10% or more of the outstanding voting securities of such other Person (other than passive or institutional investors); (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; and (iv) any officer, director or partner of such other Person. “Control” for the foregoing purposes shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in New York are required or authorized to be closed.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“IALARM Assets” mean all properties, assets, privileges, powers, rights, interests and claims of every type and description that are owned, leased, held, used or useful in IALARM’s business and in which IALARM has any right, title or interest or in which IALARM acquires any right, title or interest on or before the Closing Date, wherever located, whether known or unknown, and whether or not now or on the Closing Date on the books and records of IALARM, but excluding any of the foregoing, if any, transferred prior to the Closing pursuant to this Agreement or any Related Documents.

“IALARM Business” means the home security management system operated online or through a wireless mobile App.

“IALARM Shares” means the Shares of Common Stock of IALARM, no par value.

“IALARM Stockholders” means, as of any particular date, the holders of IALARM Shares of common stock on that date.

“Encumbrance” means any material mortgage, pledge, lien, encumbrance, charge, security interest, security agreement, conditional sale or other title retention agreement, limitation, option, assessment, restrictive agreement, restriction, adverse interest, restriction on transfer or exception to or material defect in title or other ownership interest (including restrictive covenants, leases and licenses).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“ORACO Assets” mean all properties, assets, privileges, powers, rights, interests and claims of every type and description that are owned, leased, held, used or useful in the ORACO Business and in which ORACO holds title or any interest or in which ORACO acquires any right, title or interest on or before the Closing Date, wherever located, whether known or unknown, and whether or not now or on the Closing Date on the books and records of ORACO.

“ORACO Business” means the business conducted by ORACO.

“ORACO Common Stock” means the common shares of ORACO, $0.001 par value.

“Exchange Shares” means the shares of ORACO Common Stock deliverable by ORACO in exchange for Shares of IALARM.

“Legal Requirement” means any statute, ordinance, law, rule, regulation, code, injunction, judgment, order, decree, ruling, or other requirement enacted, adopted or applied by any Regulatory Authority, including judicial decisions applying common law or interpreting any other Legal Requirement. Without limiting the foregoing, the laws, rules and regulations of and pursuant to the Sarbanes Oxley Act of 2002 as well as the accounting requirements included in the rules and regulations of the Commission, are included with in the term Legal Requirement.

“Losses” shall mean all damages, awards, judgments, assessments, fines, sanctions, penalties, charges, costs, expenses, payments, diminutions in value and other losses, however suffered or characterized, all interest thereon, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal there from, all actual attorneys’, accountants’, investment bankers’ and expert witness’ fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to Section 9.4, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Material Adverse Effect” means a material adverse effect on  (i) the assets, Liabilities, or properties of the Parties, (ii) the validity, binding effect or enforceability of this Agreement or the Related Documents or (iii) the ability of any Party to perform its obligations under this Agreement and the Related Documents; provided, however, that none of the following shall constitute a Material Adverse Effect on IALARM: (i) the filing, initiation and subsequent prosecution, by or on behalf of shareholders of any Party, of litigation that challenges or otherwise seeks damages with respect to the Exchange, this Agreement and/or transactions contemplated thereby or hereby, (ii) occurrences due to a disruption of a Party’s business as a result of the announcement of the execution of this Agreement or changes caused by the taking of action required by this Agreement, (iii) general economic conditions, or (iv) any changes generally affecting the industries in which a Party operates.

“Person” means any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Regulatory Authority or other entity.

“Regulatory Authority” means: (i) the United States of America; (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); (iii) any foreign (as to the United States of America) sovereign entity and any political subdivision thereof; or (iv) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

“Representative” means any director, officer, employee, agent, consultant, advisor or other representative of a Person, including legal counsel, accountants and financial advisors.

“Related Documents” mean the Exhibits and any other documents, instruments and certificates to be executed and delivered by the Parties hereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations there under.

“Subsidiary” of a specified Person means (a) any Person if securities having ordinary voting power (at the time in question and without regard to the happening of any contingency) to elect a majority of the directors, trustees, managers or other governing body of such Person are held or controlled by the specified Person or a Subsidiary of the specified Person; (b) any Person in which the specified Person and its subsidiaries collectively hold a 50% or greater equity interest; (c) any partnership or similar organization in which the specified Person or subsidiary of the specified Person is a general partner; or (d) any Person the management of which is directly or indirectly controlled by the specified Person and its Subsidiaries through the exercise of voting power, by contract or otherwise.

“Tax” means any U.S. or non U.S. federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, recording, occupancy, sales, use, transfer, registration, value added minimum, estimated or other tax of any kind whatsoever, including any interest, additions to tax, penalties, fees, deficiencies, assessments, additions or other charges of any nature with respect thereto, whether disputed or not.

1.2	Other Definitions. The following terms shall, when used in this Agreement, have the meanings assigned to such terms in the Sections indicated.

ARTICLE II
EXCHANGE OF SHARES

2.1
Exchange of Shares. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined), ORACOM shall issue and deliver to the IALARM Stockholders, pro rata based upon their percentage ownership of IALARM Shares, One Million (1,000,000) shares of ORACO common stock (“Exchange Shares”) in exchange for all of the issued and outstanding Shares of IALARM, together with appropriately executed transfer documents relative to the Shares in favor of ORACOM, which ORACOM will hold and retain so that IALARM is a wholly owned subsidiary of ORACOM.

2.2
Restrictive Legend. All certificates representing the Exchange Shares shall contain the following legend in customary form restricting transfer under the 1933 Act absent registration with the Commission therefore, or available exemption, to which the Sellers hereby consent:

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER ANY STATE SECURITIES LAW OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE ARE SPECULATIVE SECURITIES.

2.3
Closing. The closing of the transactions contemplated by this Agreement and the Related Documents (“Closing”) shall take place at the offices of Stoecklein Law Group, LLP, 401 West A Street, Suite 1150, San Diego, California, or at such other location as the parties may agree on or before December 19, 2012, at 10:00 a.m., Pacific Time. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” The Closing may occur by exchange of documents and instruments, without personal attendance of representatives of the parties.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF IALARM

IALARM (as to Sections 3.1-3.17) represents and warrants to ORACO and ORACOM that the statements contained in this ARTICLE III are correct and complete as of the date of this Agreement and, except as provided in Section 7.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE III, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by this Agreement).

3.1
Organization and Qualification. IALARM is a corporation duly organized, validly existing and in good standing under the laws of Utah. IALARM has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. IALARM is duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it make such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed would not have a Material Adverse Effect on IALARM or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Related Documents or the ability of IALARM to perform its obligations under this Agreement or any of the Related Documents.

3.2	Capitalization.

(a)	As of the Closing, the authorized, issued and outstanding Shares will be listed on Exhibit 3.2(a) hereto.

(b)
As of the Closing, there will be no outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require IALARM to issue, sell, or otherwise cause to become outstanding any of its shares or other ownership interests (collectively “Options”).

(c)
As of the Closing, all of the issued and outstanding Shares of IALARM will be duly authorized and validly issued and outstanding, fully paid and nonassessable.  As of the Closing, all the Options will have been duly authorized and validly issued and outstanding.  As of the Closing, the capital stock will have been issued in compliance with applicable securities laws and other applicable Legal Requirements or transfer restrictions under applicable securities laws.

(d)
All of the Shares of IALARM to be issued between the date of this Agreement and the Closing will be duly authorized and will be validly issued and outstanding as of the Closing, fully paid and nonassessable, and will be issued in compliance with applicable securities laws and other applicable Legal Requirements or transfer restrictions under applicable securities laws.

3.3
Authority and Validity. IALARM has all requisite power to execute and deliver, to perform such Party’s obligations under, and to consummate the transactions contemplated by, this Agreement (subject to receipt of any consents, approvals, authorizations or other matters). The execution and delivery by IALARM of, the performance by IALARM of such Party’s obligations under, and the consummation by IALARM of the transactions contemplated by, this Agreement have been duly authorized by all requisite action of IALARM. This Agreement has been duly executed and delivered by IALARM and, as of the Closing, assuming due execution and delivery by ORACO and ORACOM, is the legal, valid, and binding obligation of IALARM, enforceable against such Party in accordance with its terms. Upon the execution and delivery of the Related Documents by each Person (other than ORACO and ORACOM) that is required by this Agreement to execute, or that does execute, this Agreement or any of the Related Documents, and assuming due execution and delivery thereof by ORACO and ORACOM, the Related Documents will be the legal, valid and binding obligations of IALARM, enforceable against such Party in accordance with their respective terms.

3.4
No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Regulatory Authorities and Persons identified herein, the execution, delivery and performance by IALARM of this Agreement and the Related Documents to which such Party is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of IALARM under, or result in the creation or imposition of any Encumbrance upon IALARM, IALARM Assets, IALARM Business or IALARM Shares.

3.5
Consents and Approvals. No consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by IALARM in connection with the execution, delivery and performance by IALARM of this Agreement or any Related Document or for the consummation by IALARM of the transactions contemplated hereby or thereby, except to the extent the failure to obtain any such consent, approval, authorization or order or to make any such registration or filing would not have a Material Adverse Effect on IALARM or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Related Documents or the ability of IALARM to perform its obligations under this Agreement or any of the Related Documents.

3.6
Intellectual Property. To the knowledge of IALARM, IALARM has good title to or the right to use all material company intellectual property rights and all material inventions, processes, designs, formulae, trade secrets and know-how necessary for the operation of IALARM Business without the payment of any royalty or similar payment.

3.7
Compliance with Legal Requirements. IALARM has operated IALARM Business in compliance with all Legal Requirements applicable to IALARM except to the extent the failure to operate in compliance with all material Legal Requirements would not have a Material Adverse Effect on IALARM or Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Related Documents.

3.8
Litigation. There are no outstanding judgments or orders against or otherwise affecting or related to IALARM, IALARM Business or IALARM Assets; and (ii) there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to IALARM’s knowledge, threatened that, if adversely determined, would have Material Adverse Effect on IALARM or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Related Documents.

3.9
Taxes. IALARM has duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Regulatory Authority, except where such failure would not have a Material Adverse Effect on IALARM.

3.10
Books and Records. The books and records of IALARM accurately and fairly represent IALARM Business and Company Assets and its results of operations in all material respects. All accounts receivable and inventory of IALARM Business are reflected properly on such books and records in all material respects.

3.11
Brokers or Finders. No broker or finder has acted directly or indirectly for IALARM or any of its Affiliates in connection with the transactions contemplated by this Agreement, and neither IALARM, nor any of its Affiliates has incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with the transaction contemplated by this Agreement.

3.12	Purchase for Investment.

(a)
IALARM’s Stockholders are acquiring the Exchange Shares for investment, for their own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Stockholders have no present intention of selling, granting any participation in, or otherwise distributing the same. IALARM further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of IALARM Shares, except to the Stockholders of IALARM.

(b)
IALARM understands that the Exchange Shares are not registered under the Securities Act, that ORACO’s sale and the issuance of its securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that ORACO’s reliance on such exemption is predicated on IALARM’s representations set forth herein. IALARM, and its Stockholders are an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Act, as such definition is amended by the Dodd-Frank Act.

3.13
Investment Experience. IALARM acknowledges that it and its Stockholders can bear the economic risk of its investment in the Exchange Shares, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in ORACO.

3.14
Information. IALARM has carefully reviewed such information as it deemed necessary to evaluate an investment in the Exchange Shares. To the full satisfaction of IALARM, IALARM has been furnished all materials that IALARM has requested relating to the issuance of the Exchange Shares hereunder, and IALARM has been afforded the opportunity to ask questions of representatives of ORACO to obtain any information necessary to verify the accuracy of any representations or information made or given to IALARM.

3.15
Restricted Securities. IALARM understands that the Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption there from, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Act, the Exchange Shares must be held indefinitely. IALARM is aware that the Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 is the availability of current information to the public about IALARM.

3.16
Disclosure. No representation or warranty of IALARM in this Agreement or in the Related Documents and no statement in any certificate furnished or to be furnished by IALARM pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ORACO

ORACO, represents and warrants to IALARM and to each IALARM Stockholder that the statements contained in this ARTICLE IV are correct and complete as of the date of this Agreement and, except as provided in Section 8.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE IV, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by the Agreement).

4.1
Organization and Qualification. ORACO is a corporation duly organized, validly existing and in good standing under the laws of Nevada. ORACO has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. ORACO is duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on ORACO or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Related Documents or the ability of IALARM or any of ORACO to perform their obligations under this Agreement or any of the Related Documents.

4.2	Capitalization of ORACO.

(a)
As of the date hereof, ORACO’s authorized capital stock of 100,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 of which there are 24,703,987 shares of common stock outstanding and no shares of preferred stock outstanding.

(b)	As of the date hereof, there are a total of 418,213 warrants to purchase shares of ORACO’s common stock and no options outstanding.

(c)
Except for the Common Stock and warrants, there are no outstanding or authorized options, purchase rights, preemptive rights or other contracts or commitments that could require ORACO to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests.

(d)
All of the issued and outstanding shares of ORACO Common Stock have been, and all prior issuances of ORACO Common Stock were, issued in compliance with applicable securities laws and all other applicable Legal Requirements.

(e)	The Exchange Shares, when issued in accordance with this Agreement, will have been duly authorized, validly issued and outstanding and will be fully paid and nonassessable.

(f)
As of the Closing, and upon the transfer of 10,000 IALARM shares to ORACOM and after the issuance of Exchange Shares, there will be 25,703,987 shares of common stock outstanding and no shares of preferred stock outstanding.

4.3	Capitalization of ORACOM.

(a)
As of the date hereof, ORACOM’s authorized capital stock of 100,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 of which there are 1,500,000 shares of common stock outstanding and no shares of preferred stock outstanding.

(b)	As of the date hereof, there are a total of no options or warrants to purchase shares of ORACOM’s common stock outstanding or issued.

(c)
Except for the Common Stock, there are no outstanding or authorized options, purchase rights, preemptive rights or other contracts or commitments that could require ORACOM to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests, except as contemplated by this Agreement.

(d)
All of the issued and outstanding shares of ORACOM Common Stock have been, and all prior issuances of ORACOM Common Stock were, issued in compliance with applicable securities laws and all other applicable Legal Requirements.

(e)	The Exchange Shares, when issued in accordance with this Agreement, will have been duly authorized, validly issued and outstanding and will be fully paid and nonassessable.

(f)
As of the Closing, and upon the transfer of 10,000 IALARM shares to ORACOM and after the issuance of Exchange Shares, there will be 1,500,000 shares of ORACOM Common Stock outstanding and no shares of preferred stock outstanding.

4.4
Authority and Validity. ORACO has all requisite power to execute and deliver, to perform such party’s obligations under, and to consummate the transactions contemplated by, this Agreement and the Related Documents. The execution and delivery by ORACO of, the performance by ORACO of its respective obligations under, and the consummation by ORACO of the transactions contemplated by, this Agreement and the Related Documents have been duly authorized by all requisite action of ORACO.  No stockholder approval of the holders of capital stock of ORACO is required for the issuance of the Exchange Shares. This Agreement has been duly executed and delivered by ORACO and (assuming due execution and delivery by IALARM) is the legal, valid and binding obligation of ORACO, enforceable against it in accordance with its terms. Upon the execution and delivery by ORACO of the Related Documents to which it is a party, and assuming due execution and delivery thereof by the other parties thereto, the Related Documents will be the legal, valid and binding obligations of each such Person, as the case may be, enforceable against each of them in accordance with their respective terms.

4.5
No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, the execution, delivery and performance by ORACO of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of ORACO under, or result in the creation or imposition of any Encumbrance upon the property of ORACO.

4.6
Consents and Approvals. No consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by ORACO in connection with the execution, delivery and performance by them of this Agreement or any Related Documents or for the consummation by them of the transactions contemplated hereby or thereby, except to the extent the failure to obtain such consent, approval, authorization or order or to make such registration or filings or to give such notice would not have a Material Adverse Effect on ORACO or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Related Documents or the ability of IALARM or ORACO to perform its obligations under this Agreement or any of the Related Documents.

4.7
Compliance with Legal Requirements. ORACO has operated the ORACO Business in compliance with all material Legal Requirements applicable to ORACO, except to the extent the failure to operate in compliance with all material Legal Requirements would not have a Material Adverse Effect on ORACO or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Related Documents.

4.8
Litigation. (i) There are no outstanding judgments or orders against or otherwise affecting or related to ORACO, its business or assets; and (ii) there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the best knowledge of ORACO, threatened that, if adversely determined, would have a Material Adverse Effect on ORACO or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Related Documents.

4.9
Environmental Matters. ORACO has not violated any Environmental Laws, ORACO has obtained and maintains all permits, licenses or other approvals required of them under applicable Environmental Laws and ORACO is not in violation of any term or condition of any such permit, license or approval, except in each case as would not, individually or in the aggregate, result in a Material Adverse Effect on ORACO.

4.10
Reliance Upon Representations and Warranties of IALARM. ORACO hereby represents, warrants, acknowledges, and agrees that IALARM has not made, and that ORACO has not relied upon, any statements made by IALARM or any agent of IALARM, except as provided in Article 3 of this Agreement. ORACO further represents, warrants, acknowledges, and agrees that ORACO has not relied upon any information provided by IALARM, with the exception of information as an exhibit or schedule to this Agreement.

ARTICLE V
COVENANTS OF IALARM

Between the date of this Agreement and the Closing Date:

5.1
Additional Information. IALARM shall provide to ORACO and ORACOM and its Representatives such financial, operating and other documents, data and information relating to IALARM, IALARM Business and IALARM Assets and Liabilities of IALARM, as ORACO and ORACOM or its Representatives may reasonably request.

5.2
Continuity and Maintenance of Operations. IALARM shall use its commercially reasonable efforts to promote the financial success of IALARM Business and promptly notify ORACO and ORACOM of any material adverse change in the condition (financial or otherwise) of IALARM Business and use its commercially reasonable efforts to promote, develop and preserve its relationships with its present employees as well as the goodwill of its customers and promptly notify ORACO and ORACOM of any material adverse change in such relationships.

5.3
Consents and Approvals. As soon as practicable after execution of this Agreement, IALARM shall use commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give any notice to, any Regulatory Authority or Person as is required to be obtained, made or given by IALARM to consummate the transactions contemplated by this Agreement and the Related Documents.

5.4
Notification of Certain Matters. IALARM shall promptly notify ORACO and ORACOM of any fact, event, circumstance or action known to it that is reasonably likely to cause IALARM to be unable to perform any of its covenants contained herein or any condition precedent in ARTICLE VII not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to ORACO and ORACOM pursuant to this Agreement or the existence or occurrence of which would cause any of IALARM’s representations or warranties under this Agreement not to be correct and/or complete. IALARM shall give prompt written notice to ORACO and ORACOM of any adverse development causing a breach of any of the representations and warranties in ARTICLE III as of the date made.

5.5
Company Schedules and Signature Pages. IALARM shall, from time to time prior to Closing, supplement its Schedules with additional information that, if existing or known to it on the date of delivery to ORACO and ORACOM, would have been required to be included therein.  In particular, prior to the closing, IALARM will complete and update Schedules 3.2(a) and 3.2(b) to list all of IALARM Stockholders as of the Closing Date and all holders of Options as of the Closing Date.  IALARM will deliver to ORACO and ORACOM a joinder to this Agreement from all Company Stockholders as of the Closing Date other than the Founders that initially signed this Agreement. Such signatures may be by power of attorney.

5.6
Payment of Costs of Transaction.  If the transaction is consummated, ORACO and IALARM  will be responsible, split three fifths (3/5), two fifths (2/5) respectively, for all the costs of the transaction contemplated by this Agreement.

5.7
Issuance of Additional Shares. Until the restrictions described in Section 3.15 of this Agreement have lapsed, no shares of the common or preferred stock of ORACO shall be issued, with the exception of the shares disclosed pursuant to Section 4.2(f) of this Agreement, and the following additional shares:

ARTICLE VI
COVENANTS OF ORACO

Between the date of this Agreement and the Closing Date:

6.1
Additional Information. ORACO shall provide to IALARM and its Representatives such financial, operating and other documents, data and information relating to ORACO, the ORACO Business and the ORACO Assets and the Liabilities of ORACO, as IALARM or its Representatives may reasonably request.

6.2
No Solicitations. From and after the date of this Agreement until the Closing or termination of this Agreement pursuant to ARTICLE X, ORACO will not nor will it authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it, directly or indirectly, (i) solicit or initiate the making, submission or announcement of any other acquisition proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to any other acquisition proposal, (iii) engage in discussions with any Person with respect to any other acquisition proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any other acquisition proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any other acquisition proposal, and other than as required to comply with their fiduciary duties.

6.3	Continuity and Maintenance of Operations. ORACO promptly will notify IALARM of any material adverse change in the condition or prospects (financial or otherwise) of the ORACO Business.

6.4
Consents and Approvals. As soon as practicable after execution of this Agreement, ORACO shall use its commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give notice to, any Regulatory Authority or Person as is required to be obtained, made or given by ORACO to consummate the transactions contemplated by this Agreement and the Related Documents.

6.5
Notification of Certain Matters. ORACO shall promptly notify IALARM of any fact, event, circumstance or action known to it that is reasonably likely to cause ORACO to be unable to perform any of its covenants contained herein or any condition precedent in ARTICLE VIII not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to IALARM pursuant to this Agreement or the existence or occurrence of which would cause any of the ORACO representations or warranties under this Agreement not to be correct and/or complete. ORACO shall give prompt written notice to IALARM of any adverse development causing a breach of any of the representations and warranties in ARTICLE IV.

6.6
Further Information. ORACO shall, from time to time prior to Closing, supplement the information previously supplied to IALARM with additional information that, if existing or known to it on the date of this Agreement, would have been required to be included therein.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF ORACO AND ORACOM

All obligations of ORACO and ORACOM under this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions, it being understood that ORACO and ORACOM may, in their sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

7.1
Accuracy of Representations. All representations and warranties of IALARM contained in this Agreement, the Related Documents and any certificate delivered by any of IALARM at or prior to Closing shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement. IALARM shall have delivered to ORACO and ORACOM a certificate dated as of the Closing Date to the foregoing effect.

7.2
Covenants. IALARM shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement and the Related Documents that are to be performed or complied with by them at or prior to Closing. IALARM shall have delivered to a certificate dated the Closing Date to the foregoing effect.

7.3
Consents and Approvals. All consents, approvals, permits, authorizations and orders required to be obtained by IALARM from, and all registrations, filings and notices required to be made by IALARM with or given to, any Regulatory Authority or Person as provided herein shall have been obtained.

7.4	Delivery of Documents. IALARM shall have delivered, or caused to be delivered, to ORACO and ORACOM the following documents:

(i) Certified copies of IALARM’s articles of incorporation and bylaws and certified resolutions of the board of directors or stockholders of IALARM authorizing the execution of this Agreement and the Related Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

(ii) Such other documents and instruments as ORACO and ORACOM may reasonably request: (A) to evidence the accuracy of IALARM’s representations and warranties under this Agreement, the Related Documents and any documents, instruments or certificates required to be delivered there under; (B) to evidence the performance by IALARM of, or the compliance by IALARM with, any covenant, obligation, condition and agreement to be performed or complied with by IALARM under this Agreement and the Related Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Related Documents.

7.5
No Material Adverse Change. Since the date hereof, there shall have been no material adverse change in IALARM Assets, IALARM Business or the financial condition or operations of IALARM, taken as a whole.

7.6
Delivery of Company Shares. IALARM shall have delivered certificates representing 100% of the issued and outstanding IALARM Shares together with appropriate notarized assignments therefore, to ORACOM, in exchange for the Exchange Shares.

ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF IALARM

All obligations of IALARM under this Agreement shall be subject to the fulfillment at or prior to Closing of the following conditions, it being understood that IALARM may, in its discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

8.1
Accuracy of Representations. All representations and warranties of ORACO contained in this Agreement and the Related Documents and any other document, instrument or certificate delivered by any of ORACO at or prior to the Closing shall be, if specifically qualified by materiality, true and correct in all respects and, if not so qualified, shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement. ORACO shall have delivered to IALARM a certificate dated as of the Closing Date to the foregoing effect.

8.2
Covenants. ORACO shall, in all material respects, have performed and complied with each obligation, agreement, covenant and condition contained in this Agreement and the Related Documents and required by this Agreement and the Related Documents to be performed or complied with by ORACOM at or prior to Closing. ORACO shall have delivered to IALARM a certificate dated the Closing Date to the foregoing effect.

8.3
Consents and Approvals. All consents; approvals, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein shall have been obtained.

8.4
Termination of Liabilities.  ORACO will have taken all action necessary, and provided to IALARM and Sellers proof thereof, to eliminate all of the monetary obligations of ORACOM existing prior to or at the Closing Date to pay money pursuant to outstanding obligations, notes, debts and agreements (written and unwritten) and to terminate all obligations to take any action that would require ORACOM or IALARM to pay any amount thereunder to any person. It is the intent of this provision that as of the Closing Date, ORACOM will have no obligations of any nature to take any action or to pay any sum as of or after the Closing Date.  This provision is considered by IALARM to be of the utmost importance, and any violation of the aforementioned obligations in this section by ORACO shall be cause to terminate this Agreement at the sole option of IALARM and IALARM may seek and recover damages from ORACO for its breach of its covenant and this condition.

8.5
Outstanding Securities.  At the Closing Date, after the issuance of the Exchange Shares, (i) ORACO will have no more than 25,585,788 ORACO Common Stock outstanding and no shares of preferred stock outstanding, and there will be no agreements, instruments, securities or arrangements in existence which would require ORACO to issue any ORACO Common Stock or any other securities of ORACO, except for this Agreement, and (ii) ORACOM will have no more than 1,500,000 shares of ORACOM Common Stock outstanding and no shares of preferred stock outstanding, and there will be no agreements, instruments, securities or arrangements in existence which would require ORACOM to issue any ORACOM Common Stock or any other securities of ORACOM, except for this Agreement

8.6	[REMOVED AND RESERVED]

8.7
Operating Agreement. At the Closing, ORACO shall have executed and delivered to IALARM the Operating Agreement in the form attached as Exhibit B to this Agreement, which shall provide for the operation and control of ORACOM.

8.8
Stockholder Approval.  IALARM shall have received from Stockholders owning 100% of the IALARM Shares written approval of and consent to the Exchange by execution and delivery of the Stockholder Consent attached hereto as Exhibit C.

8.9	Delivery of Documents. ORACO, as applicable, shall have executed and delivered, or caused to be executed and delivered, to IALARM the following documents:

(i) Certified copies of the articles of incorporation and bylaws of ORACO and ORACOM and certified resolutions by the board of directors authorizing the execution of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby.

(ii) Such other documents and instruments as IALARM may reasonably request: (A) to evidence the accuracy of the representations and warranties of ORACO and ORACOM under this Agreement and the Related Documents and any documents, instruments or certificates required to be delivered there under; (B) to evidence the performance by ORACO and ORACOM of, or the compliance by  ORACOM with, any covenant, obligation, condition and agreement to be performed or complied with by ORACOM under this Agreement and the Related Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Related Documents.

(iii) All other corporate books and records of ORACO and ORACOM.

8.10
No Material Adverse Change.  There shall have been no material adverse change in the business, financial condition, operations or prospects of ORACO and the ORACO Business, other than as contemplated herein.

ARTICLE IX
INDEMNIFICATION

9.1
Indemnification by IALARM. IALARM shall indemnify, defend and hold harmless ORACO and ORACOM, and each of its respective directors, officers, managers, employees, agents, attorney’s and representatives, from and against any and all Losses which may be incurred or suffered by any such party and which may arise out of or result from any breach of any representation, warranty, covenant or agreement of IALARM contained in this Agreement made as of the Closing Date. No claim under this Section 9.1 may be made unless notice is given pursuant to Section 9.3 within one year from the closing.

9.2
Indemnification by ORACO and ORACOM. ORACO and ORACOM shall indemnify, defend and hold harmless IALARM from and against any and all Losses which may be incurred or suffered by any such party hereto and which may arise out of or result from any breach of any representation, warranty, covenant or agreement of ORACO and ORACOM contained in this Agreement made as of the Closing Date, or from the operation and/or assets of IALARM subsequent to the Closing Date.

9.3
Notice to Indemnifying Party. If any party (the "Indemnified Party") receives notice of any claim or other commencement of any action or proceeding with respect to which any other party (or parties) (the "Indemnifying Party") is obligated to provide indemnification pursuant to Sections 9.1 or 9.2, the Indemnified Party shall promptly give the Indemnifying Party written notice thereof, which notice shall specify in reasonable detail, if known, the amount or an estimate of the amount of the liability arising there from and the basis of the claim. Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder, but the failure of the Indemnified Party to give prompt notice of a claim shall not adversely affect the Indemnified Party's right to indemnification hereunder unless the defense of that claim is materially prejudiced by such failure. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 9.4.

9.4
Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding (i) if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim (subject to any limitations on such liability contained in this Agreement) and (ii) if it provides assurances, reasonably satisfactory to the Indemnified Party, that it will be financially able to satisfy such claims in full if the same are decided adversely. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, it may use counsel of its choice to prosecute such defense, subject to the approval of such counsel by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if the Indemnified Party, in its sole discretion, determines that there exists a conflict of interest between the Indemnifying Party (or any constituent party thereof) and the Indemnified Party, the Indemnified Party (or any constituent party thereof) shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the Indemnified Party. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall take all steps necessary to pursue the resolution thereof in a prompt and diligent manner. The Indemnifying Party shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such claim or legal proceeding, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required from the Indemnified Party if (i) the Indemnifying Party pays or causes to be paid all Losses arising out of such settlement or judgment concurrently with the effectiveness thereof (as well as all other Losses theretofore incurred by the Indemnified Party which then remain unpaid or unreimbursed), (ii) in the case of a settlement, the settlement is conditioned upon a complete release by the claimant of the Indemnified Party and (iii) such settlement or judgment does not require the Encumbrance of any asset of the Indemnified Party or impose any restriction upon its conduct of business.

ARTICLE X
TERMINATION

10.1	Termination Before Closing. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a)	by mutual written agreement of Parties; or

(b)	by either IALARM, ORACO or ORACOM upon notification to the non-terminating party by the terminating party provided that:

(i)
the terminating party is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement such that the conditions precedent to such party’s obligations will not be satisfied; or

(ii)
any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise permanently restricting, preventing or otherwise prohibiting the Exchange and such order shall have become final and non-appealable, or

(iii)	the transaction has not closed by December 15, 2012.

(c)
by IALARM on or before December 15, 2012, if it discovers through its due diligence review of ORACO and/ or ORACOM any breach of a representation or warranty of ORACO and/ or ORACOM or a condition that is reasonably likely to prevent ORACO and/ or ORACOM from being able to meet a covenant or a condition to Closing under this Agreement, provided that to terminate this Agreement under this provision, IALARM must give written notice of the breach or condition to ORACO and ORACOM and ORACO and ORACOM will have five days in which to cure the breach or condition, which if not cured to the reasonable satisfaction of IALARM, IALARM shall then provide written notice of termination of this Agreement within two days of the end of the cure period.  If IALARM elects not to terminate this Agreement after serving written notice of a breach or condition, then the representation or warranty or the covenant or condition will be deemed modified to either create an exception or waiver, and IALARM will not be in breach or put into breach of this Agreement for any purpose thereto related.

10.2
Effect of Termination Before Closing. If this Agreement is validly terminated by either IALARM, ORACO or ORACOM pursuant to Section 10.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of the parties hereto, except that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

10.3
Termination of Relationship After Closing.  In the event that either party fails to perform any obligations pursuant to either the Funding Agreement or the Operating Agreement, then either party may consider methods for terminating the parent-subsidiary relationship. The specific method, costs and any damages incurred will determined at that time with the assistance of legal counsel; provided however, that should obligation(s) pursuant to the Funding Agreement dated November 19, 2012, be fulfilled ORACO shall receive or retain the requisite number of shares of ORACOM to ensure ORACO owns ten percent (10%) of the total and outstanding shares of ORACOM after the parent-subsidiary relationship is terminated.

ARTICLE XI
MISCELLANEOUS

11.1
Parties Obligated and Benefited. This Agreement shall be binding upon the Parties and their respective successors by operation of law and shall inure solely to the benefit of the Parties and their respective successors by operation of law, and no other Person shall be entitled to any of the benefits conferred by this Agreement, except that the Sellers shall be third party beneficiaries of this Agreement. Without the prior written consent of the other Party, no Party may assign this Agreement or the Related Documents or any of its rights or interests or delegate any of its duties under this Agreement or the Related Documents.

11.2
Publicity. The initial press release shall be a joint press release and thereafter IALARM, ORACO and ORACOM each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Exchange and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Regulatory Authorities (including any national securities interdealer quotation service) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities interdealer quotation service.

11.3
Notices. Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section as promptly as practicable thereafter). Notices shall be addressed as follows:

(a) If to ORACO, to:

ORACO Resources, Inc.
189 Brookview Drive
Rochester, NY 14617

With a copy to:

Donald J. Stoecklein
Stoecklein Law Group, LLP
401 West A Street,
Suite 1150
San Diego, California 92101

(a) If to ORACOM, to:

ORACOM, Inc.
189 Brookview Drive
Rochester, NY 14617

With a copy to:

Donald J. Stoecklein
Stoecklein Law Group, LLP
401 West A Street, Suite 1150
San Diego, California 92101

(b) If to IALARM to:

IALARM, Inc.
180 Avenida La Pata, Suite 200
San Clemente, CA 92673

With a copy to:

Christopher A. Wilson
Wilson & Oskam, LLP
9100 Irvine Center Drive
Irvine, CA 92618

Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section.

11.4
Attorneys’ Fees. In the event of any action or suit based upon or arising out of any alleged breach by any Party of any representation, warranty, covenant or agreement contained in this Agreement or the Related Documents, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs of such action or suit from the other Party.

11.5	Headings. The Article and Section headings of this Agreement are for convenience only and shall not constitute a part of this Agreement or in any way affect the meaning or interpretation thereof.

11.6
Choice of Law. This Agreement and the rights of the Parties under it shall be governed by and construed in all respects in accordance with the laws of the State of Nevada, without giving effect to any choice of law provision or rule.

11.7
Rights Cumulative. All rights and remedies of each of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

11.8
Further Actions. The Parties shall execute and deliver to each other, from time to time at or after Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

11.9	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.10
Entire Agreement. This Agreement (including the Exhibits, IALARM Schedules, the ORACO and ORACOM Schedules and any other documents, instruments and certificates referred to herein, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the Parties.

11.11
Survival of Representations and Covenants. Notwithstanding any right of any Party fully to investigate the affairs of IALARM, ORACO or ORACOM, as the case may be, and notwithstanding any knowledge of facts determined or determinable by any Party pursuant to such investigation or right of investigation, each Party shall have the right to rely fully upon the representations, warranties, covenants and agreements of other Parties contained in this Agreement. Each representation, warranty, covenant and agreement of the Parties contained herein shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire on the second anniversary of the Closing Date unless, prior to such date, a Party has delivered to the other Parties a written notice of a claim with respect to such representation, warranty, covenant or agreement.  The Parties agree that any disclosure made on one schedule will be deemed disclosure on any other schedule calling for the same information.

[Signature Page to Follow.]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

ORACO Resources, Inc., a Nevada corporation

/S/ Brad Rosen
Brad Rosen, President

ORACOM, Inc., a Nevada corporation

/S/ Brad Rosen
Brad Rosen, President

IALARM, Inc., a Utah corporation

/S/ Jordon Folsom
Jordan Folsom, President

EXHIBIT 3.2(a)

Name	# of Shares
IALARM	10,000

10,000

EXHIBIT A

[REMOVED AND RESERVED]

A-1

EXHIBIT B

Form of Operating Agreement

OPERATING AGREEMENT
FOR
ORACOM, INC.,
a Nevada corporation

This Operating Agreement (the “Agreement”), is made as of November 19, 2012 by and between ORACO Resources, Inc., a Nevada corporation (“ORACO”), and each of the other stockholders of ORACOM, Inc., a Nevada corporation (the “Company”) listed on the signature pages hereto  (collectively referred to as the “Stockholders” or individually as a “Stockholder”), with reference to the following facts:

A.           The Stockholders are acquiring shares of the Company common stock in exchange for shares of iAlarm, Inc. pursuant to that certain Share Exchange Agreement between ORACO, the Company and iAlarm (the “Share Exchange Agreement”).

B.           The Stockholders and ORACO desire to establish the terms and conditions on which the Company will be governed.

NOW, THEREFORE, ORACO and the Stockholders by this Agreement set forth the operating agreement for the Company upon the terms and subject to the conditions of this Agreement.

Section. 1 Capital Contributions.  ORACO has agreed to make the capital contributions pursuant to the Funding Agreement as defined in the Share Exchange Agreement.  None of the Stockholders shall be required to make any contributions to the capital of the Company.

Section. 2 Board of Directors. The Board of Directors shall consist of five persons, of whom three shall be appointed by the Stockholders and two of whom shall be appointed by ORACO.  Each party may remove or replace their respective directors, but otherwise directors may not be removed except for cause.

Section. 3 Use of Capital And Revenue.  ORACO agrees that the Company shall be entitled to retain all capital (whether from sales of equity, debt or otherwise) and revenue from operations for the growth and support of the Company’s operation and for its expenses.  ORACO shall not be entitled to any dividends, distributions, payments, reimbursements or other transfers of capital or obligations except as specifically set forth in this Agreement.  The Company acknowledges and agrees that, other than amounts due under the Funding Agreement, ORACO shall not be required to contribute any capital to the Company and ORACO shall be entitled to use its capital and revenue for the growth and support of its operations.

18391.1

Section. 4 Cost Sharing. The Company acknowledges that certain expenditure of ORACO accrue to its benefit and therefore agrees to pay or reimburse ORACO for the following items:

(a) 25% of the legal and accounting costs to prepare and file all reports due under the Securities Exchange Act, including salary and expenses of its accounting staff;

(b)  [Others]

Section. 5 [Removed and Reserved]

Section. 6 Transfer and Assignment of Shares. ORACO shall not transfer, assign, convey, sell, encumber or in any way alienate all or any part of its stock of the Company except with the prior approval of the Board of Directors, which approval may be given or withheld in the sole discretion of the Board of Directors.  If the Board of Directors consent to any transfer, the transferee of any shares of stock of the Company shall have the right to become a Stockholder only if such person executes an instrument satisfactory to the Board of Directors accepting and adopting the terms and provisions of this Agreement.

Section. 7 Transfers in Violation of this Agreement.  Upon a transfer in violation of this Agreement, the transfer shall be null and void and the transferee shall have no right to vote or participate in the management of the Company or to exercise any rights of a Stockholder.

Section. 8 Right of First Refusal.

(a) If ORACO receives a bona fide offer, whether or not solicited, from a person not then a Stockholder, to purchase all or any portion of his or her shares of stock of the Company, and if ORACO is willing to accept the offer, ORACO shall, within 5 days of receipt of the offer, give written notice of the amount and terms of the offer, the identity of the proposed transferee, and its willingness to accept the offer, to the Company and the Stockholders.

(i) The Company, first, shall have the option, for 30 days after that notice is given, to elect to purchase said interest at the same price and on the same terms offered by such other person.  The Company may exercise this by written notice to ORACO. If the Company does not exercise the right to purchase the entire interest or portion specified in the offer within the said 30-day period, then that right will be given to the Stockholders for an additional 30-day period, beginning on the day that the other Stockholders’ right to purchase expires.

18391.1

(ii) The Stockholders, second, shall have the option for 30 days to elect to purchase said interest at the same price and on the same terms offered by such other person.  If more than one Stockholder, jointly or individually, exercises the option, each Stockholder making the election shall be entitled to purchase such proportion of the interest or portion specified in the offer as such Stockholder’s shares bear to the outstanding shares of the Company.  If the other Stockholders do not exercise the right to purchase the entire interest or portion specified in the offer within the said 30-day period, then the Stockholders’ right to purchase expires.

(iii)  However, should all of the other Stockholders and the Company fail to exercise this option to purchase the entire interest or portion specified in the offer within the two consecutive 30-day periods, ORACO shall be free to transfer its shares to the proposed transferee named in the notice on the terms stated therein.

(b) If ORACOM receives a bona fide offer, whether or not solicited, from a person not then a Stockholder, to purchase all or any portion of his or her shares of stock of the Company, and if ORACOM is willing to accept the offer, ORACOM shall, within 5 days of receipt of the offer, give written notice of the amount and terms of the offer, the identity of the proposed transferee, and its willingness to accept the offer, to the Company and the Stockholders.

(i) The Company, first, shall have the option, for 30 days after that notice is given, to elect to purchase said interest at the same price and on the same terms offered by such other person.  The Company may exercise this by written notice to ORACOM. If the Company does not exercise the right to purchase the entire interest or portion specified in the offer within the said 30-day period, then that right will be given to the Stockholders for an additional 30-day period, beginning on the day that the other Stockholders’ right to purchase expires.

(ii) The Stockholders, second, shall have the option for 30 days to elect to purchase said interest at the same price and on the same terms offered by such other person.  If more than one Stockholder, jointly or individually, exercises the option, each Stockholder making the election shall be entitled to purchase such proportion of the interest or portion specified in the offer as such Stockholder’s shares bear to the outstanding shares of the Company.  If the other Stockholders do not exercise the right to purchase the entire interest or portion specified in the offer within the said 30-day period, then the Stockholders’ right to purchase expires.

(iii)  However, should all of the other Stockholders and the Company fail to exercise this option to purchase the entire interest or portion specified in the offer within the two consecutive 30-day periods, ORACOM shall be free to transfer its shares to the proposed transferee named in the notice on the terms stated therein.

18391.1

Section. 9 Jurisdiction.  ORACO and each Stockholder hereby consents to the exclusive jurisdiction of the state and federal courts sitting in Orange County, California in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.  ORACO and each Stockholder further agrees that personal jurisdiction over him or her may be effected by service of process by registered or certified mail, and that when so made shall be as if served upon him or her personally within the State of California.

Section. 10 Severability.  If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

Section. 11 Notices.  Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing (which may include facsimile) and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice.

Section. 12 Amendments.  All amendments to this Agreement will be in writing and signed by all of the Stockholders.

Section. 13 Multiple Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Section. 14 Attorneys’ Fees.  In the event that any dispute between ORACO and the Stockholders or among the Stockholders should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys’ fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment.  Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate allowed by law.  For the purposes of this Section: (a) attorney fees shall include, without limitation, fees incurred in the following: (1) post judgment motions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third party examinations; (4) discovery; and (5) bankruptcy litigation and (b) prevailing party shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

(Signature page follows)

18391.1

IN WITNESS WHEREOF, all of the Stockholders of Oracom, Inc., a Nevada corporation, have executed this Agreement, effective as of the date written above.

ORACO Resources, Inc.

By:_____________________________

ORACOM, Inc.

By:____________________________

STOCKHOLDERS:

Print Name_____________________________________________

Signature______________________________________________

18391.1

EXHIBIT C

Form of Shareholder Consent

IALARM Stockholder Agreement

iALARM, Inc.
1800 Avenida La Pata, Suite 200
San Clemente, CA 92673
ATTN: Chief Executive Officer

Re:
Share Exchange Agreement

The undersigned, Stockholder, does hereby represent and agree to the following:

Authority. Stockholder approves the share exchange agreement between ORACO Resources, Inc., a Nevada corporation (“ORACO”), ORACOM, Inc., a Nevada corporation (“ORACOM”) and iAlarm, Inc., a Utah corporation (“IALARM”) and has the full power and authority to execute, deliver, and perform this Agreement and the transactions contemplated by it and in connection with it.

Ownership of Shares. Stockholder beneficially owns all of the shares of IALARM common stock delivered to ORACOM for exchange. Stockholder has full power and authority to transfer such shares of IALARM to ORACOM under, pursuant to, and in accordance with, this Agreement, and such shares are free and clear of any liens, charges, mortgages, pledges or encumbrances and such shares are not subject to any claims as to the ownership thereof, or any rights, powers or interest therein, by any third party and are not subject to any preemptive or similar rights of stockholders.

Investment Representations and Covenants.

(i) Stockholder represents that they are acquiring the shares of ORACO Common Stock to be issued pursuant to this Agreement and the Share Exchange Agreement for their own accounts and for investment only and not with a view to distribution or resale thereof within the meaning of such phrase as defined under the Securities Act of 1993, as amended (the “Securities Act”). The Stockholders shall not dispose of any part or all of such shares of ORACO Common Stock in violation of the provisions of the Securities Act and the rules and regulations promulgated under the Securities Act by the U.S. Securities and Exchange Commission (“SEC”) and all applicable provisions of state securities laws and regulations. The Stockholder further acknowledges that

C-1

(ii) The certificate or certificates representing the shares of ORACO Common Stock shall bear a legend setting forth the restriction on transfer contemplated hereby and to the placing of a stop transfer order on the books of ORACO and with any transfer agents against the ORACO Common Stock until the ORACO Common Stock may be legally resold or distributed.

(iii) Stockholder acknowledges being informed that the shares of ORACO Common Stock to be issued pursuant to this Agreement shall be unregistered, shall be “RESTRICTED SECURITIES” as defined in paragraph (a) of Rule 144 under the Securities Act, and must be held indefinitely unless (a) they are subsequently registered under the Securities Act, or (b) an exemption from such registration is available. The Stockholder further acknowledges that ORACO does not have an obligation to currently register such securities for the account of the Stockholder.

(iv) Stockholders acknowledges that they have been afforded access to all material information which they have requested relevant to their decision to acquire the shares of ORACO Common Stock and to ask questions of ORACO’s and ORACOM's management and that, except as set forth herein, neither ORACO nor ORACOM nor anyone acting on behalf of ORACO has made any representations or warranties to the Stockholder which have induced, persuaded, or stimulated the Stockholder to acquire such shares of ORACO Common Stock.

(v) Either alone, or together with their investment advisor(s), they have the knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the prospective investment in the shares of ORACO Common Stock, and Stockholder is able to bear the economic risk of the investment in such shares of ORACO Common Stock. In addition, each is an “Accredited Investor”, as that term is defined under the Securities Act and the rules and regulations promulgated under the Securities Act by the SEC.

It is so agreed.

Dated: __________
Signature of Stockholder

Printed Name of Stockholder

Name of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)

Title of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)
Number of IALARM Shares of Common Stock exchanged and number of ORACO Shares to be received:
Accepted:
IALARM, Inc.
By:____________________________________ Its:____________________________________ Dated:__________________________________

C-2